UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549 - 1004


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 11, 2001


                                  -------------


                                  Airgas, Inc.

                                 ---------------


             (Exact name of registrant as specified in its charter)

   Delaware                     1-9344                        56-0732648
-------------------       --------------------           ---------------------
(State or other               (Commission                   (I.R.S. Employer
jurisdiction of               File Number)                identification No.)
incorporation or
  organization)

    259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283
-------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)


        Registrant's telephone number, including area code (610) 687-5253
                                                           --------------


                                      None

             -------------------------------------------------------
                    (Former name or former address if changed
                              since last report.)

Item 5. Other Events.

     The press release attached hereto as Exhibit 99, issued by Airgas, Inc. on July 11, 2001, is incorporated by reference herein.

Item 9. Regulation FD Disclosure.

     As used herein, the terms "we" and "Airgas" refer to Airgas, Inc. and its subsidiaries, unless otherwise indicated or the context otherwise requires. When we refer to any of our historical fiscal years (including "fiscal 2001") herein, we refer to the twelve-month period ended March 31 of such year.

     In connection with the proposed private placement of securities discussed in the attached press release (Exhibit 99), the following information will be utilized:

Business Overview

     We are the largest distributor of industrial, medical and specialty gases (delivered in cylinder or "packaged" form) and related welding supplies and equipment, and the third largest distributor of safety products in the U.S. We are also a leading producer and distributor of dry ice, liquid carbon dioxide and nitrous oxide in the U.S. Our products are used in many industries, including fabricated metal products, agriculture and mining, construction, medical and health services and food and beverage.

     Our revenue derives principally from the sale of packaged gases, such as nitrogen, oxygen, argon, helium, acetylene, carbon dioxide, nitrous oxide, hydrogen and specialty gases; the rental of our gas cylinders, bulk storage tanks and welding equipment; and the sale of hardgoods, such as welding supplies and equipment, safety products and maintenance, repair and operations products. Our total net sales and Adjusted EBITDA for the fiscal year ended March 31, 2001 were approximately $1.6 billion and $208 million, respectively.

     We estimate the domestic market for packaged gas and welding equipment sales in 2000 to have been approximately $8 billion. As of the fiscal year ended March 31, 2001, we believe we had a market share of approximately 15%. We also have a diversified base of over 700,000 customers, with our largest customer representing approximately 1% of total net sales.

     We operate the largest packaged gas distribution network in the U.S., with approximately 700 locations in 44 states, consisting of five regional distribution centers, 130 gas fill plants and testing facilities, approximately 600 branch stores and four customer call centers. We also operate two air separation plants, 15 acetylene, 17 dry ice and eight liquid carbon dioxide production facilities and six specialty gas laboratories.

Key Strengths

     We believe that our key strengths are:

     o Leading market positions in all our business segments. We are the largest distributor of packaged industrial, medical and specialty gases and related welding supplies and equipment in the U.S., with an estimated market share of approximately 15%. We are also the third largest distributor of safety products in the U.S., and a leading producer and distributor of dry ice, liquid carbon dioxide and nitrous oxide in the U.S.

     o National distribution footprint. We believe we are better positioned than our competitors to serve our customers with superior local service and a national scope, with approximately 700 locations in 44 states. We believe that our customers find it convenient to do business with us through our multiple distribution channels, including our national footprint of retail locations, catalogs, telemarketing and eBusiness. It would be difficult and expensive for a competitor to replicate the national footprint we have assembled through more than 300 acquisitions over the last 18 years.

     o Broad product and service offerings. We offer our customers a broad line of products and services, from gases to hardgoods and safety products. We have increasingly become a one-stop shopping source for our local and national customers, with our broad selection and complementary sets of products and services, including the Radnor(TM) private-label products. One-stop shopping has also contributed to the success of our national strategic accounts program through which we sign multi-year contracts to distribute our products to customers with multiple locations across broad geographic regions.

     o Diverse customer base. We believe that our diverse customer base minimizes the impact of economic cyclicality. We have over 700,000 customers representing more than 33 industries, including noncyclical businesses such as medical services and food and beverage. In addition, we do not rely on any single industry or customer for our sales. Our largest industry served and largest individual customer accounted for approximately 15% and 1% of our fiscal 2001 total net sales, respectively.

     o Stable cash flows. As a result of our diverse customer base and business mix, we have enjoyed stable operating cash flows. In addition, our business requires relatively low levels of maintenance capital expenditures, and we have already completed most of the capital investments required in developing our five regional distribution centers. Our available cash flows have enabled us to reduce our indebtedness from time to time.

     o Strong management team with extensive industry experience. Our Chief Executive Officer and Chief Operating Officer have an average of 22 years of experience in the industrial gas and chemicals industries. Our senior management team combines professionals with long-term experience within our company and recent key hires who bring broad talents and expertise from the industrial gas and other industries. Moreover, our senior management team is supported by numerous senior managers who have extensive experience in our industry and in their respective regions.

Our Strategy

          The key elements of our strategy are:

     o Focus on internal growth supplemented by acquisitions in our core businesses. One of our key objectives is to be the market leader with respect to profitable sales growth. We believe that we can achieve this goal by leveraging our leading market position, our national distribution infrastructure, our multi-channel distribution network and our broad product and service offerings. By implementing this strategy, we increased same-store sales growth in fiscal 2001 by 3.1% during a period of declining non-technology industrial production in the U.S.

          In addition, to supplement internal growth, we will continue to pursue strategic acquisitions of complementary businesses. We are continuously evaluating acquisition opportunities and consolidation possibilities, and we are currently in various stages of due diligence or preliminary discussions with respect to a number of potential transactions. None of these potential transactions is subject to a letter of intent (except for one immaterial acquisition that is currently being evaluated) or otherwise so far advanced as to make the transaction reasonably certain.

     o Improve operating efficiencies to become the lowest-cost supplier in the industry. We are highly focused on continuously improving our operating efficiencies. Our efforts include improving internal logistics and supply chain management, standardizing and centralizing administrative and financial processes, consolidating our purchasing activities, improving utilization of our gas cylinders and implementing organization-wide best practices. In the fourth quarter of fiscal 2001, we launched a program, which we refer to as Project One, that we believe will assist us in achieving these objectives. Project One is expected to realize short-term improvements from value-enhancing programs and build our long-term scalable infrastructure that will sustain short-term improvements and support future growth.

     o Balance growth with continued discipline in paying down debt and improving our credit profile. In fiscal 2001, we reduced our total debt by $113 million, in addition to $73.2 million of debt repaid from the proceeds of our accounts receivable securitization facility. We expect to continue reducing debt and improving our credit ratios by improving free cash flow through sales growth, implementing initiatives that we expect will result in cost savings and working capital improvements and divesting non-core businesses.

Recent Developments

     In April 2001, we closed the second and final tranche of our $150 million accounts receivable securitization facility, which resulted in net proceeds of $64.3 million, which was subsequently reduced to $64.1 million to reflect certain changes in our accounts receivable. These net proceeds were applied to repay outstanding loans under our existing bank credit facilities. Currently, there is $137.3 million funded under the facility.

     Concurrently with this offering, we will obtain a new bank credit facility from a group of financial institutions for which Bank of America, N.A. will be the U.S. agent. We have received commitments of $400 million for the new bank credit facility, which will be available in the form of revolving loans and letters of credit. A portion of the commitments, which we expect to be the United States dollar equivalent of CDN$50 million, will be made available in Canadian dollars. Once the amount of the Canadian dollar commitment has been determined, the amounts of the United States dollar commitment and the Canadian dollar commitment will not fluctuate based upon changes in the exchange rate between the United States dollar and the Canadian dollar. The new bank credit facility will be guaranteed by certain of our domestic subsidiaries and our borrowings in Canadian dollars will also be guaranteed by certain of our Canadian subsidiaries.

Summary Consolidated Financial Information

     The following tables present summary financial information for fiscal 1999, 2000 and 2001 and at March 31, 1999, 2000 and 2001. These tables should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2001.

     The information below designated "as adjusted" gives effect to (1) our accounts receivable securitization facility, the final phase of which was completed in April 2001, and the repayment of loans under our existing bank credit facilities with the net proceeds, (2) the initial borrowings under a new bank credit facility contemporaneously with the closing of the sale of the notes and the repayment of loans under our existing bank credit facilities with the net proceeds and (3) the issuance and sale of the notes and the application of the net proceeds therefrom to repay our outstanding loans under our existing credit facilities which events we refer to herein collectively as the "Refinancing Transactions." The "as adjusted" information is derived from data contained in our historical financial statements which has been adjusted to give pro forma effect to the Refinancing Transactions as if the Refinancing Transactions had occurred as of April 1, 2000 in the case of the income statement information or March 31, 2001 in the case of the balance sheet information.



                                                                               Fiscal
                                                               ------------------------------------------

                                                                     1999(1)        2000(2)       2001(3)
                                                                   ---------        -------       -------
                                                                            (in thousands)

Income Statement Data:
Distribution sales...........................................     $1,406,184     $1,409,949    $1,487,422
Gas Operations sales.........................................        155,034        132,385       141,479
                                                                  ----------     ----------    ----------
          Total net sales....................................      1,561,218      1,542,334     1,628,901
Cost of products sold (excluding depreciation and
   amortization):
     Distribution............................................        768,568        760,122       797,423
     Gas Operations..........................................         69,487         56,475        49,777
Selling, distribution and administrative expenses............        523,241        532,527       583,355
Depreciation                                                          61,901         63,635        62,938
Amortization                                                          26,025         25,673        23,816
Special (charges) recoveries, net............................          1,000          2,829        (3,643)
Total operating income.......................................        112,996        106,731       107,949
Interest expense, net........................................         60,298         57,560        60,207
Earnings before income taxes and the cumulative effect of an
   accounting change.........................................         86,361         70,424        48,941
Net earnings.................................................         51,924         38,283        28,223

Cash Flow Statement Data:

Capital expenditures.........................................      $ 101,638       $ 65,211      $ 65,910
Net cash provided by operating activities....................        102,063        100,092       199,005
Net cash used in investing activities........................         96,876         65,461        10,852
Net cash used in financing activities........................          5,187         34,631       188,153

Other Financial Data:

Interest expense.............................................       $ 62,588       $ 58,712      $ 62,737
EBITDA(4)....................................................        205,455        200,012       198,371
Adjusted EBITDA(5)...........................................        202,655        208,483       208,014
Adjusted debt(6).............................................        882,648        924,449       811,039
Ratio of earnings to fixed charges(7)........................          2.48x          2.49x         2.41x
Ratio of Adjusted EBITDA to interest expense(5)..............          3.24x          3.55x         3.32x
Ratio of Adjusted debt to Adjusted EBITDA(5)(6)..............          4.36x          4.43x         3.90x


                                                                          At March 31,
                                                       ----------------------------------------------
                                                                                             2001,
                                                           1999        2000        2001   As Adjusted
                                                         ------      ------      ------   -----------
                                                                    (in thousands)
Balance Sheet Data:

Plant and equipment, net..........................     $717,859    $753,768    $704,646      $704,646
Total assets(8)...................................    1,698,472   1,739,331   1,582,725     1,518,625
Current portion of long-term debt.................       19,645      20,071      72,945        72,945
Long-term debt, excluding current portion.........      847,841     857,422     620,664       571,989
     Total long-term debt(8)......................      867,486     877,493     693,609       639,134
Total stockholders' equity........................      470,945     472,507     496,849       496,849

                                                          Fiscal 2001
                                                          -----------

As Adjusted Data:

Ratio of Adjusted EBITDA to interest expense
   (as adjusted)(5)(9)............................           2.94x
Ratio of Adjusted debt to Adjusted
   EBITDA(5)(6)...................................           3.95x

(1)  The results for fiscal 1999 include:

     (a)  special charge recoveries of $1.0 million ($575,000 after-tax),

     (b)  divestiture gains of $25.5 million ($15 million after-tax), and

     (c) a $1.8 million after-tax nonrecurring gain relating to insurance proceeds recorded by an equity affiliate.

(2)  The results for fiscal 2000 include:

     (a)  special charge recoveries of $2.8 million ($1.7 million after-tax),

     (b)  divestiture gains of $17.5 million ($8.6 million after-tax),

     (c)  a litigation charge of $7.5 million ($4.8 million after-tax),

     (d)  an inventory write-down of $3.8 million ($2.2 million after-tax), and

     (e) an after-tax charge of $590,000 representing a change in accounting principle.

(3)  The results for fiscal 2001 include:

     (a)  net special charges of $3.6 million ($2.3 million after-tax),

     (b)  litigation charges, net of $5.3 million ($3.4 million after-tax), and

     (c) asset impairments associated with two equity affiliates of $700,000 after-tax.

(4) EBITDA represents total operating income plus depreciation, amortization and cash dividends and fees from unconsolidated affiliates.

     EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles ("GAAP"). We include EBITDA data because we understand such data are used by certain investors to determine our historical ability to service our debt. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, as determined in accordance with GAAP, or as a measure of liquidity. Additionally, it should be noted that companies calculate EBITDA differently and therefore EBITDA as presented for Airgas may not be comparable to EBITDA reported by other companies. EBITDA may not be indicative of historical operating results, and we do not mean it to be indicative of future results of operations or cash flows. You should also see the statements of cash flows contained within our consolidated financial statements, which are included elsewhere in this offering circular.

(5) Adjusted EBITDA represents EBITDA plus one-time losses and special charges minus one-time gains and special recoveries. Adjusted EBITDA was calculated as follows:

                                                  Fiscal
                                    -----------------------------------
                                        1999         2000          2001
                                     -------      -------       -------
                                                (in thousands)

EBITDA.............................  $205,455    $200,012      $198,371
One-time losses....................        --      11,300         6,000
Special charges (recoveries).......    (1,000)     (2,829)        3,643
One-time gains.....................    (1,800)         --            --
                                     --------    --------      --------
Adjusted EBITDA....................  $202,655    $208,483      $208,014
                                     ========    ========      ========

(6) Adjusted debt represents total long-term debt as presented on the balance sheet plus synthetic lease obligations and amounts drawn under the accounts receivable securitization facility. Adjusted debt was calculated as follows:

                                                At March 31,
                                    ---------------------------------------
                                                                   2001, As
                                        1999      2000      2001   Adjusted
                                   ---------  --------  --------   --------
                                                  (in thousands)
Long-term debt................      $867,486  $877,493  $693,609   $639,134
Synthetic Lease obligations...        15,162    46,956    44,230     44,230
Accounts receivable
securitization facility.......            --        --    73,200    137,300
                                    --------  --------  --------    -------
Adjusted debt.................      $882,648  $924,449  $811,039   $820,664
                                    ========  ========  ========   ========

(7) Earnings consist of pre-tax income from continuing operations before equity method earnings or losses plus fixed charges minus minority interest in pre-tax income of entities that have not incurred fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs, and the portion of rental expense that we believe is representative of the interest component of rental expense of approximately $11.8 million, $12.8 million and $14.6 million in 1999, 2000 and 2001, respectively.

(8) In April 2001, we closed the final tranche of our $150 million accounts receivable securitization facility and used the net proceeds of $64.3 million to repay borrowings under our existing bank credit facilities. Currently, there is $137.3 million funded under the facility.

(9) The following table sets forth a reconciliation of interest expense, which includes gross interest expense and the discount on the securitization of trade revenues of $61.4 million and $1.3 million respectively, to interest expense (as adjusted):

                                                               Fiscal 2001
                                                              (in thousands)
                                                              --------------
Interest expense................................                  $ 62,737
Net effect of the Refinancing Transactions on
 interest expense...............................                     7,910
                                                                 ---------
Interest expense (as adjusted)..................                 $  70,647
                                                                 =========

RISK FACTORS

     In addition to the other information in this document, you should consider the following factors in evaluating Airgas before purchasing the notes.

Risks Relating to Investment in the Notes

The notes will be contractually junior in right of payment to all of our senior indebtedness and the subsidiary guarantees will be contractually junior in right of payment to all senior indebtedness of the subsidiary guarantors.

     As of March 31, 2001, after giving pro forma effect to the Refinancing Transactions, we would have had approximately $439.1 million of senior indebtedness, including letters of credit issued under the new credit facility aggregating approximately $51.7 million, and our guarantors would have had approximately $414.2 million of senior indebtedness, including guarantees of senior debt of Airgas aggregating approximately $385.6 million. Although the indenture with respect to the notes will contain limitations on our ability to incur additional indebtedness, those limitations are subject to a number of qualifications and exceptions that, depending on the circumstances at the time, would allow us to incur a substantial amount of additional indebtedness, all of which could be senior indebtedness.

     We generally may not pay our obligations on the notes, or repurchase, redeem or otherwise retire the notes if any senior indebtedness is not paid when due or any default on senior indebtedness occurs and the maturity of the senior indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived, any acceleration has been rescinded or the senior indebtedness has been repaid in full. In addition, if certain other defaults regarding our senior indebtedness occur, we may not be permitted to pay any obligations under the notes or any subsidiary guarantees for a designated period of time. If we or any subsidiary guarantors are declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior indebtedness, we are required to pay the lenders under the new bank credit facility and any other creditors who are holders of senior indebtedness in full before we apply any of our assets to pay you. Accordingly, we may not have enough assets remaining after payments to holders of the senior indebtedness to pay you. Also, if our credit ratings are reduced, loans under the new bank credit facility will become secured by liens on substantially all of our tangible and intangible assets. The notes are unsecured and therefore do not have the benefit of any collateral. If any event of default occurs under the new bank credit facility when the lenders thereunder are secured by those assets, the lenders may foreclose upon their collateral. In that case, those assets would first be used to repay in full all amounts outstanding under the new bank credit facility and may not be available to repay our obligations on the notes.

We may not have sufficient funds to purchase notes upon a change of control.

     If there is a change of control under the terms of the indenture governing the notes, each holder of notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. Our ability to purchase the notes upon a change of control may be limited by the terms of our other debt agreements at that time. In order to purchase any outstanding notes, we might have to refinance our outstanding indebtedness, which we might not be able to do. Even if we were able to refinance our other indebtedness, any financing might be on terms unfavorable to us. In addition, the new bank credit facility will prohibit us from purchasing any notes, including as a result of any offer in connection with a change of control, and also provides that the occurrence of certain kinds of change of control events will constitute a default under the new bank credit facility. In the event of a certain kind of change of control, we must offer to repay all borrowings under the new bank credit facility and obtain the consent of our lenders under the new bank credit facility to purchase the notes. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such a case, our failure to purchase tendered notes would constitute a default under the indenture governing the notes, which would constitute a default under the new bank credit facility. We cannot assure you that we will have the financial ability to purchase outstanding notes upon the occurrence of a change of control.

Not all of our subsidiaries guarantee our obligations under the notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the notes.

     Our present and future foreign subsidiaries and domestic unrestricted subsidiaries will not be guarantors of the notes. Payments on the notes are only required to be made by the subsidiary guarantors and us. As a result, no payments are required to be made from the assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. Our non-guarantor subsidiaries generated 1.3% of our total net sales and 4.6% of our EBITDA in fiscal 2001.

     In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors and other obligations, including any preferred stock, will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to all the liabilities of the non-guarantor subsidiaries.

U.S. bankruptcy or fraudulent conveyance law may interfere with the payment of the subsidiary guarantees.

     Our subsidiaries will not receive any of the proceeds from the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be subordinated to all other indebtedness of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     o incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

     o received less than reasonably equivalent value or fair consideration for incurring the guarantee; and

     o    were insolvent or were rendered insolvent by reason of the incurrence;

     o were engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on our business;

     o intended to incur, or believed that it would incur, debts beyond its ability to pay as these debts matured; or

     o were a defendant in an action for money damages, or had a judgment for money damages entered against us if, in either case, after final judgment the judgment was unsatisfied.

     The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the indebtedness, either:

     o the sum of the debtor's debts and liabilities, including contingent liabilities, is greater than the debtor's assets at fair valuation; or

     o the present fair saleable value of the debtor's assets is less than the amount required to pay the probable liability on the debtor's total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

     If the subsidiary guarantees are not enforceable, the notes would be effectively junior in ranking to all liabilities of the subsidiary guarantors, including trade payables of the subsidiary guarantors, and to any other prior claims, including claims by holders of any preferred stock. In addition, any payment by such subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. As of March 31, 2001, on a pro forma basis, after giving effect to the Refinancing Transactions our subsidiary guarantors had total liabilities, excluding liabilities owed to us and guarantees of our indebtedness, of approximately $363.1 million.

There are restrictions on transfers of the notes.

     We are relying upon an exemption from registration under the Securities Act and applicable state securities laws in offering the notes. The notes may be transferred or resold only in transactions registered, or exempt from registration, under the Securities Act and applicable state securities laws. We intend to file a registration statement with the Commission and to cause that registration statement to become effective with respect to notes to be issued in exchange for the notes offered hereby. However, the registration statement may not become or remain effective for a variety of reasons.

Investors may find it difficult to trade the notes.

     The notes are a new issue of securities, and there is currently no public market for the notes. We do not intend to apply for listing of the notes on any securities exchange. Although the initial purchasers have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue any market making activities at any time without notice. Any such market making will be subject to the limitations imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer for the notes. We expect that the notes will be eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc.

     We also cannot assure you that you will be able to sell your notes or any exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes or any exchange notes. Future trading prices of the notes and any exchange notes will depend on many factors, including:

     o our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

     o our ability to complete the offer to exchange the notes for the exchange notes;

     o the interest of securities dealers in making a market for the notes and exchange notes; and

     o    the market for similar securities.

Historically, the market for non-investment-grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes and, if issued, the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

Risks Relating to Our Business

We have significant debt and our debt service obligations are substantial.

     We have substantial amounts of outstanding indebtedness. As of March 31, 2001, after giving pro forma effect to the Refinancing Transactions, we would have had total consolidated Adjusted debt of approximately $820.7 million, which includes $639.2 million of long-term debt, $44.2 million of synthetic lease obligations and $137.3 million of our accounts receivable securitization facility.

     Our substantial indebtedness could have significant negative consequences, including:

     o increasing our vulnerability to general adverse economic and industry conditions;

     o limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other purposes;

     o requiring the dedication of a significant portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for working capital, capital expenditures, acquisitions and other purposes;

     o making it more difficult to satisfy our obligations with respect to the notes;

     o limiting our flexibility in planning for, or reacting to, changes in our business and industry;

     o placing us at a possible competitive disadvantage relative to less leveraged competitors;

     o increasing the amount of our interest expense, because some of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense; and

     o limiting, through the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or make investments.

     After giving pro forma effect to the Refinancing Transactions, our pro forma interest expense for fiscal 2001 would have been $70.6 million (based on assumed interest rates). This pro forma interest expense does not take into account the costs of our synthetic leases. Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions, governmental regulation and the availability of fuel supplies. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or sell equity. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, if at all.

Despite currently expected levels of indebtedness, our subsidiaries and we will be able to incur substantially more debt.

     Our subsidiaries and we will be able to incur substantial additional indebtedness in the future. Although the new bank credit facility and the indenture governing the notes contain limitations on the incurrence of additional indebtedness, those limitations are subject to a number of qualifications and exceptions that, depending on the circumstances at the time, would allow us to incur a substantial amount of additional indebtedness. As of March 31, 2001, after giving pro forma effect to the Refinancing Transactions, we would have had availability under our new bank credit facility of approximately $105 million as a result of limitations imposed by its financial covenants. In addition, the indenture with respect to the notes does not restrict us from incurring obligations that do not constitute indebtedness or preferred stock (as those terms are used in the indenture). To the extent new debt and other obligations are added to our and our subsidiaries' currently anticipated debt levels, the substantial risks described above would increase.

Many of our customers are in cyclical industries some of which are currently experiencing downturns.

     Demand for our products is affected by general economic conditions. A decline in general economic or business conditions in the industries served by our customers can have a material adverse effect on our business. In addition, many of our customers are in businesses that are cyclical in nature, such as the automotive and oil and gas industries. Downturns in these industries, even during periods of strong general economic conditions, can adversely affect our sales and our financial results.

We may not be successful in generating internal sales growth and in controlling expenses.

     Although one of our principal business strategies is to improve our internal sales growth, the achievement of this objective may be adversely affected by:

     o competition from independent distributors and vertically integrated gas producers on products and pricing;

     o changes in supply prices from gas producers and manufacturers of hardgoods; and

     o general economic conditions in the industrial markets which we serve, including metal fabrication, agriculture, mining, construction and other markets.

In addition, we may not be able to adequately control expenses due to inflation and potentially higher costs of our distribution infrastructure, including the cost of developing new sales channels, such as eBusiness.

Increases in energy costs could reduce our profitability.

     The cost of industrial gases represented a significant percentage of our operating costs in fiscal 2001. Because the production of industrial gases requires significant amounts of electric energy, industrial gas prices have historically increased as the cost of electric energy increases. Recent shortages of energy in various states may cause energy prices to continue to rise and, as a result, increase the cost of industrial gases. In addition, a significant portion of our distribution costs is comprised of diesel fuel costs, which have been rising recently. While we have historically been able to pass increases in the cost of our supplies on to our customers, we cannot assure you that we will be able to continue to do so in the future. Increases in energy and other costs that we are unable to pass on to our customers could significantly reduce our profitability.

We may not be successful in making acquisitions.

     We have historically expanded our business primarily through acquisitions. A part of our business strategy is to continue to grow through the acquisition of producers and distributors of industrial gases and related equipment. We are continuously evaluating acquisition opportunities and consolidation possibilities, and we are currently in various stages of due diligence or preliminary discussions with respect to a number of potential transactions. None of these potential transactions is subject to a letter of intent (except for one immaterial acquisition that is currently being evaluated) or otherwise so far advanced as to make the transaction reasonably certain. We cannot assure you that we will continue to be able to identify acquisition candidates, or that we will be able to make acquisitions on terms acceptable to us. In addition, there is no assurance that we will be able to obtain financing on terms acceptable to us for future acquisitions and, in any event, such financing may be restricted by the terms of our new bank credit facility or the indenture relating to the notes.

We may not be successful in integrating our past and future acquisitions and achieving intended benefits and synergies.

     The process of integrating acquired operations into our operations and achieving targeted synergies may result in unexpected operating difficulties and may require significant financial and other resources that would otherwise be available for the ongoing development or expansion of the existing operations. Acquisitions involve numerous risks, including:

     o    difficulty with the assimilation of acquired operations and products;

     o    failure to achieve targeted synergies;

     o inability to retain key employees and business relationships of acquired companies; and

     o    diversion of the attention and resources of our management team.

Acquisitions may have a material adverse effect on our business.

     We may be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial. In addition, acquisitions may result in the assumption of the outstanding indebtedness of the acquired company, as well as the incurrence of contingent liabilities and other expenses. All of the foregoing could materially adversely affect our financial condition and operating results.

We cannot assure you that we will be able to successfully implement Project One, our strategic initiative, or that this initiative will produce its anticipated positive effects.

     In the fourth quarter of fiscal 2001, we launched a program, which we refer to as Project One, that we believe will assist us in achieving our strategic objectives. Project One is expected to realize short-term improvements from value-enhancing programs and build our long-term scalable infrastructure, which will sustain our profitable growth, both organic growth and growth through future acquisitions. During the implementation phase of Project One, we expect our implementation costs to exceed realized savings. Moreover, we cannot assure you that we will be able to successfully implement Project One as currently contemplated, or at all, or that the anticipated cost savings will be realized as a result of the implementation.

We depend on our key personnel to manage our business effectively and they may be difficult to replace.

     Our performance substantially depends on the efforts and abilities of our senior management team, including our Chairman and Chief Executive Officer, and other executive officers and key employees. Furthermore, much of our competitive advantage is based on the expertise, experience and know-how of our key personnel regarding our distribution infrastructure, systems and products. The loss of key employees could have a negative effect on our business, revenues, results of operations and financial condition.

Litigation may have a material adverse effect on our business.

     From time to time, we are involved in lawsuits that arise from our business transactions, including the Praxair litigation described under "Business--Legal Proceedings", included in our annual report on Form 10-K for the fiscal year ended March 31, 2001. The defense and ultimate outcome of lawsuits against us may result in higher operating expenses. Those higher operating expenses could have a material adverse effect on our business, results of operations or financial condition.

We will have ongoing environmental costs.

     We are subject to laws and regulations relating to the protection of the environment and natural resources. These include, among other things, the management of hazardous substances and wastes, air emissions and water discharges. Violations of some of these laws can result in substantial penalties, temporary or permanent plant closures and criminal convictions. Moreover, the nature of our existing and historical operations exposes us to the risk of liabilities to third parties. These potential claims include property damage, personal injuries and cleanup obligations.

We operate in a highly competitive environment.

     The U.S. industrial gas industry is comprised of a small number of major producers. Additionally, there are hundreds of smaller, local distributors, some of whom operate on a low-cost basis, primarily in the cylinder segment. Some of our competitors may have greater financial resources than we do. If we are unable to compete effectively with our competitors, we will suffer lower revenue and a loss of market share.

Although the current trend is for increasing prices, the industrial gas industry has experienced periods of falling prices, and if such a trend were to return, we could experience reduced revenues and/or cash flows.

     Previously, our major competitors and we have had to reduce prices in order to maintain our market share. Although prices are now increasing, in part due to increased energy and raw materials prices, we cannot assure you that the prices of our products will not fall in the future, which could adversely affect our revenues and cash flows, or that we will be able to maintain current levels of profitability.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     We present below our selected historical consolidated financial information which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2001.

                                                                 Fiscal
                            ----------------------------------------------------------------------------
                                 1997(1)         1998(2)         1999(3)         2000(4)         2001(5)
                                --------        --------        --------        --------        --------
                                                             (in thousands)
Income Statement Data:
Distribution sales.......... $ 1,098,771     $ 1,321,958     $ 1,406,184     $ 1,409,949     $ 1,487,422
Gas Operations sales........      60,123         126,032         155,034         132,385         141,479
                             -----------     -----------     -----------     -----------     -----------
      Total net sales.......   1,158,894       1,447,990       1,561,218       1,542,334       1,628,901
Cost of products sold
   (excluding depreciation
   and amortization)
   Distribution.............     576,013         716,718         768,568         760,122         797,423
   Gas Operations...........      35,370          62,820          69,497          56,475          49,777
Selling, distribution and
   administrative expenses..     371,310         467,884         523,241         532,527         583,355
Depreciation................      39,146          49,002          61,901          63,635          62,938
Amortization................      23,345          27,668          26,025          25,673          23,816
Special (charges)
   recoveries, net.........      (31,425)         (4,950)          1,000           2,829          (3,643)
Total operating income......      82,285         118,948         112,996         106,731         107,949
Interest expense, net.......      39,752          53,290          60,298          57,560          60,207
Earnings before income
   taxes and the cumulative
   effect of an accounting
   change...................      44,346          70,529          86,361          70,424          48,941
Net earnings................      23,266          40,540          51,924          38,283          28,223

Cash Flow Statement Data:

Capital expenditures........   $ (74,358)      $(124,725)      $(101,638)      $ (65,211)      $ (65,910)
Net cash provided by
   operating activities.....      81,247         134,400         102,063         100,092         199,005
Net cash used in investing
   activities...............    (276,045)       (295,434)        (96,876)        (65,461)        (10,852)
Net cash used in financing
   activities..............      194,798         161,034          (5,187)        (34,631)       (188,153)

Other Financial Data:

Interest expense...........     $ 41,777        $ 55,403        $ 62,588        $ 58,712        $ 62,737
EBITDA(6)..................      146,505         199,783         205,455         200,012         198,371
Adjusted EBITDA(7).........      177,905         204,683         202,655         208,483         208,014

                                                            At March 31,
                            ----------------------------------------------------------------------------
                                 1997(1)         1998(2)         1999(3)         2000(4)         2001(5)
                                --------        --------        --------        --------        --------
                                                             (in thousands)

Balance Sheet Data:
Total assets................ $ 1,291,031     $ 1,641,474     $ 1,698,472     $ 1,739,331     $ 1,582,725
Plant and equipment, net....     552,161         687,304         717,859         753,768         704,646
Current portion of
long-term debt.............       25,158          12,150          19,645          20,071          72,945
Long-term debt, excluding
current portion.............     629,931         830,845         847,841         857,422         620,664
        Total long-term debt     655,089         842,995         867,486         877,493         693,609
Total stockholders' equity..     336,657         426,873         470,945         472,507         496,849

(1) In fiscal 1997, we recorded special charges totaling $31.4 million ($20.2 million after-tax) related to the fraudulent breach of contract by a third-party supplier of refrigerant gas and an after-tax loss on the sale of a non-core business.

(2)  The results for fiscal 1998 include:

     (a) fourth quarter special charges of $22.4 million ($14.3 million after-tax) which consisted of severance, exit costs for the closure of duplicate facilities, the impairment write-down of property, equipment and related goodwill and a write-down related to the divestiture of several non-core businesses, offset by a one-time net gain related to an acquisition break-up fee of $3 million ($1.9 million after-tax),

     (b) a nonrecurring gain of $14.5 million ($9.4 million after-tax) from the partial recovery of refrigerant losses, and (c) a nonrecurring gain on the sale of a non-core business.

(3)  The results for fiscal 1999 include:

     (a) special charge recoveries of $1.0 million ($575,000 after-tax),

     (b) divestiture gains of $25.5 million ($15 million after-tax), and

     (c) a $1.8 million after-tax nonrecurring gain relating to insurance proceeds recorded by an equity affiliate.

(4)  The results for fiscal 2000 include:

     (a) special charge recoveries of $2.8 million ($1.7 million after-tax),

     (b) divestiture gains of $17.5 million ($8.6 million after-tax),

     (c) a litigation charge of $7.5 million ($4.8 million after-tax),

     (d) an inventory write-down of $3.8 million ($2.2 million after-tax), and

     (e) an after-tax charge of $590,000 representing a change in accounting principle.

(5) The results for fiscal 2001 include:

    (a) net special charges of $3.6 million ($2.3 million after-tax),

    (b) litigation charges, net of $5.3 million ($3.4 million after-tax), and

    (c) asset impairments associated with two equity affiliates of $700,000 after-tax.

(6) EBITDA represents total operating income plus depreciation, amortization and cash dividends and fees from unconsolidated affiliates.

     EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles ("GAAP"). We include EBITDA data because we understand such data are used by certain investors to determine our historical ability to service our indebtedness. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, as determined in accordance with GAAP, or as a measure of liquidity. Additionally, it should be noted that companies calculate EBITDA differently and therefore EBITDA as presented for Airgas may not be comparable to EBITDA reported by other companies. EBITDA may not be indicative of historical operating results, and we do not mean it to be indicative of future results of operations or cash flows. You should also see the statements of cash flows contained within our consolidated financial statements that are included elsewhere in this offering circular.

(7) Adjusted EBITDA represents EBITDA plus one-time losses and special charges minus one-time gains and special recoveries. Adjusted EBITDA was calculated as follows:

                                                               Fiscal
                                                   -----------------------------
                                         1997          1998         1999          2000         2001
                                       ------        ------      -------       -------       ------
                                                           (in thousands)
EBITDA, as defined.............     $ 146,505     $ 199,783    $ 205,455     $ 200,012    $ 198,371
One-time losses................            --            --          --         11,300        6,000
Special charges (recoveries)...        31,400         4,900       (1,000)       (2,829)       3,643
One-time gains.................            --            --       (1,800)           --           --
                                    ---------     ---------     --------     ---------    ---------
Adjusted EBITDA................     $ 177,905     $ 204,683    $ 202,655     $ 208,483    $ 208,014
                                    =========     =========    =========     =========    =========

Same-store Sales Growth

     In fiscal 2001, we generated strong same-store sales growth relative to declining non-technology industrial production in the U.S. The same-store sales growth analysis presented below is intended to demonstrate the percentage of the change in net sales in a current period from a corresponding period in the prior fiscal year that is attributable to internal growth, excluding the effects of acquisitions and dispositions. We believe this information provides investors with supplemental data with which to assess management's performance.

                                             Same-Store Sales Growth Year Over Year(1)
                                             -----------------------------------------

                                                  2000                              2001
                                                  ----                              ----
                                     Q1     Q2     Q3     Q4   2000      Q1     Q2     Q3     Q4    2001
                                    ----- ------ ----   ----   ----     ----   ----  ----   ----    ----
                                                              (in percentages)
Gas/Rent Distribution...............  1.5    0.4    1.6   3.5    1.9     3.3    5.5   4.3    7.0     5.1
Hardgoods Distribution.............. (7.5)  (5.7)  (3.3) (0.5)  (4.2)    2.5    2.8   0.7   (2.1)    1.0
Total Distribution.................. (4.0)  (3.2)  (1.3)  1.2   (1.7)    2.8    4.0   2.3    1.8     2.7
Gas Operations...................... (6.4)   4.5   14.9  10.4    3.5     4.3    8.7   4.6   11.3     7.2
Total............................... (4.2)  (2.5)  (0.1)  1.8   (1.3)    2.9    4.4   2.5    2.5     3.1

Non-Tech U.S. Industrial
   Production(2)....................  0.9    1.6    2.3   2.5    1.8     2.7    1.7  (0.5)  (3.0)    0.2


                                             Same-Store Sales Growth Year Over Year(1)
                                             -----------------------------------------

                                                  1999                              2000
                                                  ----                              ----
                                       Q1     Q2     Q3    Q4   1999     Q1     Q2     Q3     Q4   2000
                                    -----   ----   ----  ----   ----   ----   ----   ----   ----   ----
                                                              (in percentages)
Gas/Rent Distribution...............  3.1    6.0    4.2   3.3    4.0    1.5    0.4    1.6    3.5    1.9
Hardgoods Distribution..............  2.9   (0.1)  (4.6) (3.2)  (1.1)  (7.5)  (5.7)  (3.3)  (0.5)  (4.2)
Total Distribution..................  2.9    2.2   (1.2) (0.7)   0.8   (4.0)  (3.2)  (1.3)   1.2   (1.7)
Gas Operations...................... (2.6)  (1.8)  (2.3)  2.9    0.2   (6.4)   4.5   14.9   10.4    3.5
Total...............................  2.4    1.8   (1.3) (0.4)   0.8   (4.2)  (2.5)  (0.1)   1.8   (1.3)

Non-Tech U.S. Industrial
   Production(2)....................  4.0    2.5    1.2   0.9    2.1    0.9    1.6    2.3    2.5    1.8


(1) We estimate same-store sales growth by adjusting Airgas's net sales for the prior period to give effect to acquisitions and dispositions that occurred prior to the end of the current period, but subsequent to the prior period, such that our net sales in the prior period and our net sales in the current period would include the net sales of the acquired business or exclude the net sales of the divested business for the same number of billing days. In the case of acquisitions, these adjustments are based upon estimates of the net sales of the acquired business during such prior period based upon assumptions we believe are reasonable. In the case of dispositions, these adjustments are based on our historical financial information.

(2) Source: Federal Reserve Statistical Release (G.17 Release)--Industrial Production and Capacity Utilization.


The Industrial Gas Industry

General

     The industrial gas industry consists of the production, distribution and sale of industrial gases and related hardware. We estimate the domestic market for packaged gas and welding equipment sales in 2000 to be approximately $8 billion. As of the fiscal year ended March 31, 2001, we believe we had a market share of approximately 15%.

     Most industrial gases are produced by separating and purifying gases found naturally in the atmosphere through physical and chemical processes or by mixing various kinds of industrial gases. Most industrial gases are commodity gases that can be produced at similar purity levels by a broad range of manufacturers. Specialty gases are produced by a smaller number of manufacturers. The U.S. industry's most important products by sales are oxygen, nitrogen, argon, carbon dioxide, acetylene, specialty gases and hydrogen.

     Industrial gases are distributed in one of three ways: (a) direct delivery in gaseous form, either from on-site production facilities or through pipelines,
(b) bulk delivery, principally in liquid form in large volume tanks or (c) returnable cylinders, principally in gaseous form. Although we predominantly distribute packaged gases in returnable cylinders, we use each method of distribution.

Market Structure and Competition

     There are currently a small number of major industrial gas distributors in the U.S.: Airgas, Inc., AGA Gas, Inc., Valley National Gas, Inc., Praxair, Liquid Air Corporation of America, or Air Liquide, Air Products & Chemicals, Inc., or Air Products, BOC Gases Group, or BOC Gases, Messer Griesheim Holding AG, Trigas Inc. and Holox Ltd. Collectively, these ten distributors accounted for approximately 50% of total U.S. sales of industrial gases in 2000. We are the largest industrial gas distributor in the U.S., with an estimated market share of approximately 15%. There are also approximately 900 smaller, local companies that are primarily active in the cylinder segment. Despite the significant presence of large companies, competition in our industry is largely local rather than national due to relatively high distribution costs over long distances and the limited scope for cost sharing across markets. Competition in the local markets is based on price, reliability of supply, product quality, technology and service to customers.

     The nature of competition varies by distribution mode (on-site and pipeline, bulk or cylinders) and by geographic area. On-site and pipeline distribution operations generally face the lowest competitive risk because of the relatively high barriers to entry, which include the need for high initial capital investments in facilities or pipelines and the high cost to the customer of switching suppliers. Bulk distribution operations also generally face low competitive risk because of similar high barriers to entry. The cylinder supply market for commodity gases, such as nitrogen, oxygen, carbon dioxide and acetylene, is the most competitive. Because of lower entry costs, smaller, local companies are able to penetrate this market. The specialty gas markets in which we operate are highly capital-intensive, requiring specialized handling and technological expertise, and are therefore largely restricted to the major industrial gas producers.

Significant Industry Trends

     The industrial gas industry is to some extent protected from cyclical swings in demand because it supplies a broad range of industries. New applications for industrial gases within faster-growing industry segments (for instance, petrochemicals, refining, electronics, environmental and food) also help compensate for slower demand growth and cyclicality from other more mature segments.

Project One

     In the fourth quarter of fiscal 2001, we launched a program, which we refer to as Project One, that we believe will assist us in achieving our strategic objectives. Project One is being implemented by a dedicated staff that includes some of our most experienced employees.

     Project One comprises value-enhancing programs that we expect to result in short-term improvements, as well as infrastructure programs designed to build our long-term scalable infrastructure, which we believe will sustain our short-term improvements and support future growth. The value-enhancing programs include initiatives to:

     o improve our pricing, contract and customer data management for our large and medium-sized customers;

     o standardize pricing and discounting, management practices and branch merchandizing processes in our branch operations;

     o    standardize finance processes;

     o    improve the utilization of our gas cylinders; and

     o    standardize payroll processes in human resources.

     We believe that these value-enhancing programs will yield measurable benefits to us during fiscal 2002.

         The infrastructure programs include initiatives to:

     o    improve our sales capabilities and segment our customer base;

     o    design and implement a financial shared services environment;

     o    improve our hardgoods supply chain;

     o improve our gas supply chain, including fast-fill plants, dynamic routing and predictive replenishment; and

     o develop a human resources information system and standardize other human resources policies.

     We believe that these infrastructure programs will sustain any improvements we achieve in the short-term and assist us in becoming a market leader in profitable sales growth.

New Bank Credit Facility

     Concurrently with this offering, we will obtain a new bank credit facility from a group of financial institutions for which Bank of America, N.A. will be the U.S. agent. We have received commitments of $400 million for the new bank credit facility, which will be available in the form of revolving loans and letters of credit. A portion of the commitments, which we expect to be the United States dollar equivalent of CDN$50 million, will be made available in Canadian dollars. Once the amount of the Canadian dollar commitment has been determined, the amounts of the United States dollar commitment and the Canadian dollar commitment will not fluctuate based upon changes in the exchange rate between the United States dollar and the Canadian dollar. The new credit facility will mature on July 30, 2006.

     Our domestic subsidiaries will guarantee the U.S. borrowings and our domestic and foreign subsidiaries will guarantee the Canadian borrowings. If our pricing level, which is based upon our long-term unsecured senior, non-credit enhanced debt ratings, is reduced by one level, our subsidiaries and we will be required to pledge 100% of the stock of our domestic subsidiaries, 65% of the stock of our foreign subsidiaries and all intercompany debt owed to us from our subsidiaries for the benefit of the syndicate of lenders. If our pricing level is reduced by two or more levels, we will be required to grant a security interest in substantially all our tangible and intangible assets for the benefit of the syndicate lenders.

     The interest rate on U.S. borrowings under the new bank credit facility will accrue at our option at either (A) the Alternate Base Rate (which is the greater of the Federal Funds Rate plus .50% or the Bank of America Prime Rate) plus the applicable percentage, as defined in the new bank credit facility agreement, or (B) LIBOR, as defined in the new bank credit facility agreement, plus the applicable percentage. The interest rate on Canadian borrowings under the new bank credit facility will accrue at the Canadian Base Rate, as defined in the new bank credit facility agreement.

     The new bank credit facility agreement contains certain customary covenants, including:

     o    reporting and other affirmative covenants;

     o    financial covenants, including:

          (1) maximum total leverage ratio,

          (2) maximum senior leverage ratio and

          (3) fixed charge coverage ratio;

     o    negative covenants, including:

          (1) restrictions on the incurrence of other indebtedness, liens, sales of material assets not in the ordinary course of business,

          (2) payment of dividends or other distributions to our stockholders and subsidiary dividends or other distributions,

          (3)  prepayments on other indebtedness,

          (4)  issuance and sale of subsidiary stock and

          (5)  further negative pledges.

                         AIRGAS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


               CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF
                      SUBSIDIARY GUARANTORS (UNAUDITED)

         The obligations of the Company under the Senior Subordinated Notes ("the Notes") is guaranteed by the Company's domestic restricted subsidiaries that guarantee the Company's new credit facility ("the Guarantors"). The Company's joint venture operations, foreign holdings and bankruptcy remote special purpose entity, Radnor Funding Corp., (the "Non-guarantors") are not guarantors of the Notes. The guarantees are made on a joint and several basis. The claims of creditors of Non-guarantor subsidiaries have priority over the rights of the Company to receive dividends or distributions form such subsidiaries. Presented below is condensed consolidating financial information for the Company, the Guarantors and the Non-guarantors as of March 31, 2001 and 2000 and for each of the three years in the period ended March 31, 2001.


                     CONDENSED CONSOLIDATING BALANCE SHEET
                           SENIOR SUBORDINATED NOTES
                                March 31, 2001
                                 (Unaudited )


                                                                                  Non-       Elimination
                                                        Parent     Guarantors    Guarantors     Entries       Consolidated
                                               ---------------------------------------------------------------------------
                                                                              (in thousands)
 ASSETS
 Current Assets
 Trade receivables, net                                         $    98,048     $  45,081                     $   143,129
 Intercompany receivable/(payable)                                     (907)          907                               -
 Inventories, net                                                   151,402         3,622                         155,024
 Deferred income tax asset, net                      $ 6,298          3,845             -                          10,143
 Prepaid expenses and other current assets            10,162         13,906         1,481                          25,549
                                               -------------------------------------------               -----------------
 Total Current Assets                                 16,460        266,294        51,091                         333,845

 Plant and equipment, net                              6,850        677,481        20,315                         704,646
 Goodwill, net                                             -        422,710        10,115                         432,825
 Other intangible assets, net                          1,120         37,011           203                          38,334
 Investments in unconsolidated affiliates                                          63,262                          63,262
 Investments in subsidiaries                       1,136,065                                $ (1,136,065)               -
 Intercompany receivable/(payable)                   (20,746)        37,569       (16,823)                              -
 Other non-current assets                              9,606                          207                           9,813
                                               ---------------------------------------------------------------------------
 Total assets                                    $ 1,149,355    $ 1,441,065     $ 128,370   $ (1,136,065)     $ 1,582,725
                                               ===========================================================================

 LIABILITIES AND STOCKHOLDERS EQUITY
 Current Liabilities
 Accounts payable, trade                         $     3,339    $    71,045     $   1,953                     $    76,337
 Accrued expenses and other current liabilities       22,015         75,944        34,349                         132,308
 Current portion of long-term debt                    50,000         22,863            82                          72,945
                                               -------------------------------------------               -----------------
 Total current liabilities                            75,354        169,852        36,384                         281,590

 Long-term debt, excluding current portion           585,464         10,355        24,845                         620,664
 Deferred income tax liability, net                      195        157,905         3,076                         161,176
 Other non-current liabilities                        (8,507)        24,972         5,981                          22,446
 Commitments and contingencies                             -              -             -                               -

 Stockholders' Equity
 Preferred stock, no par value                             -              -             -                               -
 Common stock, par value $.01 per share                  744              7             -   $        (17)             744
 Capital in excess of par value                      188,629        690,030        33,211       (723,241)         188,629
 Retained earnings                                   355,596        388,306        25,724       (414,030)         355,596
 Accumulated other comprehensive loss                 (1,153)          (302)         (851)         1,153           (1,153)
 Treasury stock                                       (3,982)           (60)            -             60           (3,982)
 Employee benefits trust                             (42,985)             -             -              -          (42,985)
                                               ---------------------------------------------------------------------------
 Total stockholders' equity                          496,849      1,077,981        58,084     (1,136,065)         496,849
                                               ---------------------------------------------------------------------------

 Total liabilities and stockholders' equity      $ 1,149,355    $ 1,441,065     $ 128,370   $ (1,136,065)     $ 1,582,725
                                               ===========================================================================


                         AIRGAS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     CONDENSED CONSOLIDATING BALANCE SHEET
                           SENIOR SUBORDINATED NOTES
                                March 31, 2000
                                  (Unaudited)


                                                                                  Non-        Elimination
                                                     Parent        Guarantors     Guarantor   Entries        Consolidated
                                                  -----------------------------------------------------------------------
                                                                            (in thousands)
ASSETS
Current Assets
Trade receivables, net                                           $   208,775     $  3,214                   $   211,989
Intercompany receivable/(payable)                                       (258)         258                             -
Inventories, net                                                     155,293        4,145                       159,438
Deferred income tax asset, net                    $     6,696          7,056                                     13,752
Prepaid expenses and other current assets               5,761         17,066          784                        23,611
                                                  -------------------------------------------               -------------
Total Current Assets                                   12,457        387,932        8,401                       408,790

Plant and equipment, net                                8,907        722,483       22,378                       753,768
Goodwill, net                                                        434,159       11,339                       445,498
Other intangible assets, net                            1,558         46,345          234                        48,137
Investments in unconsolidated affiliates                                           72,958                        72,958
Investments in subsidiaries                         1,211,388                                $ (1,211,388)
Intercompany receivable/(payable)                      29,594         (4,454)     (25,140)
Other non-current assets                               17,190         (7,306)         296                        10,180
                                                  -----------------------------------------------------------------------
Total assets                                      $ 1,281,094    $ 1,579,159     $ 90,466    $ (1,211,388)  $ 1,739,331
                                                  =======================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable, trade                           $     3,614    $    72,295     $  2,367                   $    78,276
Accrued expenses and other current liabilities          3,727        113,992        3,530                       121,249
Current portion of long-term debt                                     19,982           89                        20,071
                                                  -------------------------------------------               -------------
Total current liabilities                               7,341        206,269        5,986                       219,596

Long-term debt, excluding current portion             799,466         28,277       29,679                       857,422
Deferred income tax liability, net                        195        155,756        4,857                       160,808
Other non-current liabilities                           1,585         19,976        7,437                        28,998
Commitments and contingencies                               -              -            -                             -

Stockholders' Equity

Preferred stock, no par value                               -              -            -                             -
Common stock, par value $.01 per share                    731              7                       $   (7)          731
Capital in excess of par value                        193,893        822,288       26,210        (848,498)      193,893
Retained earnings                                     327,373        346,825       16,714        (363,539)      327,373
Accumulated other comprehensive loss                     (596)          (179)        (417)            596          (596)
Treasury stock                                         (8,435)           (60)                          60        (8,435)
Employee benefits trust                               (40,459)                                                  (40,459)
                                                  -----------------------------------------------------------------------
Total stockholders' equity                            472,507      1,168,881       42,507      (1,211,388)      472,507
                                                  -----------------------------------------------------------------------
Total liabilities and stockholders' equity        $ 1,281,094    $ 1,579,159     $ 90,466    $ (1,211,388)  $ 1,739,331
                                                  =======================================================================


                         AIRGAS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                           SENIOR SUBORDINATED NOTES
                                March 31, 2001
                                  (Unaudited)


                                                                       Non-        Elimination
                                              Parent     Guarantors    Guarantors    Entries      Consolidated
                                           ---------------------------------------------------------------------
                                                                    (in thousands)
Net Sales                                               $ 1,606,965      $ 21,936                   $ 1,628,901

Costs and Expenses
Cost of products sold (excluding
  depreciation and amortization)                            841,403         5,797                       847,200
Selling, distribution and
    administrative expenses                  $40,099        534,507         8,749                       583,355
Depreciation                                   2,637         58,222         2,079                        62,938
Amortization                                     249         23,175           392                        23,816
Special charges (recoveries), net             (2,975)         6,618                                       3,643
                                           ---------------------------------------              ----------------
Operating Income                             (40,010)       143,040         4,919                       107,949

Interest (expense) income, net               (63,555)         2,070         1,278                       (60,207)
(Discount) gain on securitization of
     trade receivables                                       (8,161)        6,858                        (1,303)
Other income (expense), net                   59,576        (59,366)           32                           242
Equity in earnings of unconsolidated
     affiliates                                                             2,260                         2,260
                                           ---------------------------------------              ----------------
Earnings before income taxes                 (43,989)        77,583        15,347                        48,941

Income taxes                                 (15,238)        30,039         5,917                        20,718
Equity in earnings of subsidiaries            56,974                                  $ (56,974)
                                           ---------------------------------------------------------------------
Net Earnings                                 $28,223    $    47,544      $  9,430     $ (56,974)    $    28,223
                                           =====================================================================


                         AIRGAS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                           SENIOR SUBORDINATED NOTES
                                March 31, 2000
                                  (Unaudited)



                                                               Non-          Elimination
                                      Parent  Guarantors       Guarantors    Entries     Consolidated
                                  --------------------------------------------------------------------
                                                               (in thousands)
Net Sales                                     $ 1,508,119       $ 34,215                  $ 1,542,334

Costs and Expenses
Cost of products sold (excluding
  depreciation and amortization)                  805,264         11,333                      816,597
Selling, distribution and
    administrative expenses         $ 30,015      486,713         15,799                      532,527
Depreciation                           2,770       57,672          3,193                       63,635
Amortization                             362       24,598            713                       25,673
Special charges (recoveries), net     (2,829)                                                  (2,829)
                                  ---------------------------------------             ----------------
Operating Income                     (30,318)     133,872          3,177                      106,731

Interest (expense) income, net       (59,356)       2,152           (356)                     (57,560)
Other income (expense), net           57,838      (58,513)        18,537                       17,862
Equity in earnings of unconsolidated
     affiliates                                                    3,391                        3,391

Earnings before income taxes and the
  cumulative effect of an accounting
  change                          ---------------------------------------             ----------------
                                     (31,836)      77,511         24,749                       70,424

Income taxes                          (9,228)      32,485          8,294                       31,551
Equity in earnings of subsidiaries    60,891                                $ (60,891)
Earnings before the cumulative effect
  of an accounting change              38,283       45,026         16,455     (60,891)         38,873
Cumulative effect of an accounting
  change, net of taxes                               (590)                                       (590)

                                  --------------------------------------------------------------------
Net Earnings                        $ 38,283  $    44,436       $ 16,455    $ (60,891)    $    38,283
                                  ====================================================================


                         AIRGAS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                           SENIOR SUBORDINATED NOTES
                                March 31, 1999
                                  (Unaudited)



                                               Parent      Guarantors   Non-Guarantors     Elimination
                                                                        (in thousands)     Entries           Consolidated
                                        ---------------------------------------------------------------------------------
Net Sales                                                 $ 1,516,744         $ 44,474                        $ 1,561,218

Costs and Expenses
Cost of products sold (excluding
  depreciation and amortization)                              822,054           16,001                            838,055
Selling, distribution and
    administrative expenses                   $18,954         483,002           21,285                            523,241
Depreciation                                    2,571          55,336            3,994                             61,901
Amortization                                      548          25,042              435                             26,025
Special charges (recoveries), net                              (1,000)                                             (1,000)
                                        --------------------------------------------------           --------------------
Operating Income                              (22,073)        132,310            2,759                            112,996
Interest (expense) income, net                (59,361)            774           (1,711)                           (60,298)
Other income (expense), net                    79,554         (53,843)             910                             26,621
Equity in earnings of unconsolidated
     affiliates                                                                  7,042                              7,042
                                        --------------------------------------------------           --------------------
Earnings before income taxes                   (1,880)         79,241            9,000                             86,361

Income taxes                                     (486)         32,806            2,117                             34,437
Equity in earnings of subsidiaries             53,318                                      $ (53,318)
                                        ---------------------------------------------------------------------------------
Net earnings                                  $51,924     $    46,435         $  6,883     $ (53,318)         $    51,924
                                        =================================================================================


                         AIRGAS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                           SENIOR SUBORDINATED NOTES
                                March 31, 2001
                                  (Unaudited)


                                                Parent       Guarantors       Non-Guarantors    Elimination
                                                                              (in thousands)    Entries        Consolidated
                                             ------------------------------------------------------------------------------
Net cash provided by (used in)
   operating activities                          $ (13,971)     $ 215,589       $ (2,613)                        $ 199,005
                                             --------------------------------------------                        ----------
CASH FLOWS FROM INVESTING
   ACTIVITIES
Capital expenditures                                  (484)       (62,221)        (3,205)                          (65,910)
Proceeds from sale of plant and
   equipment                                                        2,071            783                             2,854
Proceeds from divestitures                                         42,123          7,506                            49,629
Business acquisitions, net of cash                                      -
   acquired                                                        (1,006)                                          (1,006)
Business acquisitions, holdback and                                     -
   other settlements                                               (4,752)                                          (4,752)
Dividends and fees from                                                 -
   unconsolidated affiliates                                        1,408          2,260                             3,668
Other, net                                          14,213        (10,973)         1,425                             4,665
                                             --------------------------------------------                        ----------
Net cash (used in) provided by
  investing activities                              13,729        (33,350)         8,769                           (10,852)

CASH FLOWS FROM FINANCING
   ACTIVITIES
Proceeds from borrowings                           157,238                                                         157,238
Repayment of debt                                 (321,238)       (15,044)        (4,840)                         (341,122)
Purchase of treasury stock                         (11,214)                                                        (11,214)
Exercise of stock options                            1,460                                                           1,460
Cash overdraft                                                      5,485                                            5,485
Inter-company                                      173,996       (172,680)        (1,316)
                                             --------------------------------------------                        ----------
Net cash used in financing
    activities                                         242       (182,239)        (6,156)                         (188,153)
                                             -----------------------------------------------------------------------------
CHANGE IN CASH                                   $       -      $       -       $      -      $        -         $       -
Cash--Beginning of year                                  -              -              -               -                 -
                                             -----------------------------------------------------------------------------
Cash--End of year                                $       -      $       -       $      -      $        -         $       -
                                             =============================================================================

                         AIRGAS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                           SENIOR SUBORDINATED NOTES
                                March 31, 2000
                                 (Unaudited)

                                                                          Non-             Elimination
                                             Parent       Guarantors      Guarantors       Entries            Consolidated
                                           -----------------------------------------------------------------------------
                                                                          (in thousands)
Net cash provided by (used in)
   operating activities                     $ (12,975)      $ 110,244      $    2,823                          $ 100,092
                                           ------------------------------------------                     --------------
CASH FLOWS FROM INVESTING
   ACTIVITIES
Capital expenditures                           (1,801)        (59,304)         (4,106)                           (65,211)
Proceeds from sale of plant and
   equipment                                                   37,454               -                             37,454
Proceeds from divestitures                     12,558          18,540          24,498                             55,596
Business acquisitions, net of cash
   acquired                                                   (99,204)                                           (99,204)
Business acquisitions, holdback and                                 -
   other settlements                                           (2,289)                                            (2,289)
Investment in unconsolidated                                        -
   affiliates                                                     (30)                                               (30)
Dividends and fees from                                             -
   unconsolidated affiliates                                      582           3,391                              3,973
Other, net                                     10,679         (11,993)          5,564                              4,250
                                           ------------------------------------------                     --------------
Net cash (used in) provided by
  investing activities                         21,436        (116,244)         29,347                            (65,461)

CASH FLOWS FROM FINANCING
   ACTIVITIES
Proceeds from borrowings                      168,569                                                            168,569
Repayment of debt                            (139,289)        (20,349)                                          (159,638)
Purchase of treasury stock                    (47,125)                                                           (47,125)
Exercise of stock options                       1,562                                                              1,562
Cash overdraft                                                  2,001                                              2,001
Inter-company                                   7,821          24,348         (32,170)
                                           ------------------------------------------                     --------------
Net cash used in financing
    activities                                 (8,461)          6,000         (32,170)                           (34,631)
                                           ------------------------------------------                     --------------
CHANGE IN CASH                              $       -       $       -      $        -      $         -         $       -
Cash--Beginning of year                             -               -               -                -                 -
                                           -----------------------------------------------------------------------------
Cash--End of year                           $       -       $       -      $        -      $         -         $       -
                                           =============================================================================

                         AIRGAS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                           SENIOR SUBORDINATED NOTES
                                March 31, 1999
                                 (Unaudited)


                                                                           Non-               Elimination
                                             Parent        Guarantors      Guarantors            Entries      Consolidated
                                        ----------------------------------------------------------------------------------
                                                                           (in thousands)
Net cash provided by (used in)
   operating activities                      $ (17,281)      $ 117,536     $    1,808                         $  102,063
                                        ---------------------------------------------------                   ------------
CASH FLOWS FROM INVESTING
   ACTIVITIES
Capital expenditures                              (413)        (97,869)        (3,356)                          (101,638)
Proceeds from sale of plant and
   equipment                                                     2,995            284                              3,279
Proceeds from divestitures                                      53,682                                            53,682
Business acquisitions, net of cash
   acquired                                                    (47,246)                                          (47,246)
Business acquisitions, holdback and
   other settlements                                            (4,839)                                           (4,839)
Investment in unconsolidated
   affiliates                                                   (3,180)                                           (3,180)
Dividends and fees from
   unconsolidated affiliates                                    (2,509)         7,042                              4,533
Other, net                                      (9,043)         26,754        (19,178)                            (1,467)
                                        ---------------------------------------------------                   ------------
Net cash (used in) provided by
  investing activities                          (9,456)        (72,212)       (15,208)                           (96,876)

CASH FLOWS FROM FINANCING
   ACTIVITIES
Proceeds from borrowings                       449,833                                                           449,833
Repayment of debt                             (402,319)        (23,975)          (701)                          (426,995)
Purchase of treasury stock                     (14,376)                                                          (15,285)
Exercise of stock options                        1,943                                                             1,943
Cash overdraft                                                 (14,662)                                          (14,662)
Inter-company                                   (8,344)         (6,666)        14,101
Other financing activities                                         (21)                                              (21)
                                        ---------------------------------------------------                   ------------
Net cash used in financing
    activities                                  26,737         (45,324)        13,400                             (5,187)
                                        ---------------------------------------------------                   ------------
CHANGE IN CASH                               $       -       $       -     $        -         $         -     $        -
Cash--Beginning of year                              -               -              -                   -              -
                                        ----------------------------------------------------------------------------------
Cash--End of year                            $       -       $       -     $        -         $         -     $        -
                                        ==================================================================================

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Airgas, Inc.

                                            (Registrant)

Date:  July 12, 2001                        / s / Joseph C. Sullivan
                                            -------------------------------
                                            Joseph C. Sullivan
                                            Vice President and Treasurer